EXHIBIT 99.1

J.Jill, Inc. Appoints Jyothi Rao to Board of Directors

Quincy, MA – July 12, 2021 – J.Jill, Inc. (NYSE:JILL) has announced the appointment of Jyothi Rao to its Board of Directors, effective July 12, 2021.

“We are delighted that Jyothi will be joining the J.Jill Board,” said Michael Rahamim, J.Jill’s Chairman. “Her background as a leader in luxury fashion perfectly complements the expertise of our current directors as we continue to realize the potential of the J.Jill brand and business.”

Claire Spofford, J.Jill’s CEO and President, also welcomed Ms. Rao: “Jyothi brings extensive knowledge of the retail landscape, and I look forward to adding such a talented female leader to our board.”

“I am thrilled to be joining J. Jill's Board of Directors” said Ms. Rao. “The brand occupies an important place in the market, serving remarkable women. I look forward to supporting the current team in unlocking the brand's full potential.”

Ms. Rao is currently the CEO and President of INTERMIX, an omni-channel boutique retailer, curating a mix of established and emerging designer brands. Prior to joining INTERMIX, Ms. Rao held various leadership positions in the retail industry, including with Gilt Groupe, Calvin Klein and Gap Inc.

About J.Jill, Inc.

J.Jill is a premier omnichannel retailer and nationally recognized women’s apparel brand committed to delighting customers with great wear-now product. The brand represents an easy, thoughtful and inspired style that reflects the confidence of remarkable women who live life with joy, passion and purpose. J.Jill offers a guiding customer experience through 265 stores nationwide and a robust e-commerce platform. J.Jill is headquartered outside Boston. For more information, please visit www.jjill.com or http://investors.jjill.com. The information included on our websites is not incorporated by reference herein.